                                                                      Exhibit 12

                       WILLIAMS HOLDINGS OF DELAWARE, INC.

                COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES

                              (Dollars in millions)



                                                        Years Ended December 31,
                                        ----------------------------------------------------------
                                          1997         1996        1995        1994        1993
                                        ---------    ---------   ---------   ---------   ---------
Earnings:
   Income from continuing
      operations before income taxes    $   278.7    $   316.6   $   268.7   $   179.1   $   244.9
   Add:
      Interest expense-net                   61.2         31.8        31.1        21.1         9.4
      Rental expense representative
         of interest factor                  14.9          6.8        13.1         4.9         3.4
      Preferred dividends of
         subsidiaries                        --           --           5.4        --          --
      Minority interest income of
         consolidated subsidiaries           14.0         --          --          --          --
      Other                                  (2.8)         1.2          .6          .8        (1.0)
                                        ---------    ---------   ---------   ---------   ---------

Total earnings as adjusted plus
   fixed charges                        $   366.0    $   356.4   $   318.9   $   205.9   $   256.7
                                        =========    =========   =========   =========   =========

Fixed charges:
   Interest expense-net                 $    61.2    $    31.8   $    31.1   $    21.1   $     9.4
   Capitalized interest                      11.9          3.5         9.8         4.7         5.4
   Rental expense representative
      of interest factor                     14.9          6.8        13.1         4.9         3.4
   Pretax effect of dividends on
      preferred stock of subsidiaries        --           --           7.7        --          --
                                        ---------    ---------   ---------   ---------   ---------

         Total fixed charges            $    88.0    $    42.1   $    61.7   $    30.7   $    18.2
                                        =========    =========   =========   =========   =========

Ratio of earnings to fixed
   charges                                   4.16         8.47        5.17        6.71       14.10
                                        =========    =========   =========   =========   =========